EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

MARVION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	17,000,000,000 shares (2)	$0.0011 (3)	$18,700,000(3)	0.00011020	$2,060.74
Total Offering Amounts					$18,700,000		$2,060.74
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,060.74

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable in respect of the securities identified in the table above as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s Common Stock. In addition, this Registration Statement registers the resale of shares of the Registrant’s Common Stock by certain selling securityholders identified in the prospectus included in and filed with this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(2)	Represents shares of Common Stock issued pursuant to the Marvion Inc. 2023 Stock Incentive Plan.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.0010 which is the adjusted closing price of shares of the Registrant’s Common Stock on the over-the-counter market (“OTC”) on September 20, 2023.